Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Investor Relations

Katie Turner

ICR, Inc.

646-277-1228

Katie.Turner@icrinc.com

HQ Sustainable Maritime Industries Opens Subsidiary and Own Health Products Store in Shanghai

HQS’s Health Product Franchise at the 12th Shanghai International Franchise Exhibition

September 10th to the 12th, 2010

SEATTLE, WA – September 7, 2010 – HQ Sustainable Maritime Industries, Inc. (AMEX:HQS) (“HQS” or the “Company”), a leading producer of functional, sustainable Tilapia biomass, including fish and personal healthcare products, announced today it opened its own subsidiary and health products retail store in Shanghai as part of its expanded direct outreach to the Chinese consumer. The store opening coincides with the Shanghai International Franchise Exhibition at the Shanghai International Exhibition Center (“Intex Shanghai”), where HQS is expanding outreach to the franchise market for its “Omojo” health product store concept September 10-12, 2010.

HQS obtained a franchise license in March of 2010 to foster a franchisee founded network of health product stores throughout China. The franchise launch follows successful tests of the “Omojo” franchise store concept and caters to the significant growth of China’s consumer market. The HQS franchisees will be distributors of the Company’s “Omojo” branded health and personal care products focusing on tier two cities in China while HQS, through its subsidiaries, continues to concentrate on tier one cities.

The Shanghai store is the first of several HQS health products retail stores that the Company plans to open in the Shanghai area, as well as additional store openings in other tier 1 cities.

“We are excited about the opportunities to further increase our award-winning ‘Omojo’ brand’s market penetration with our retail store outreach to the Chinese consumer,” stated Norbert Sporns, HQS’s President and Chief Executive Officer. “Health products are a very personal choice requiring skilled and patient explanation of the product’s benefits. The consumer is best served by this direct approach through independent stores or through well-trained franchisees. HQS is honored at having been selected to participate in the entrepreneurial environment created through new policies to encourage individuals to start new businesses using the franchise model.”

HQS operates a GMP certified health and bio-product production facility. The Company’s products are manufactured by its Jiahua subsidiary marketed under the “Omojo” logo. The health and personal care line incorporates fish by-products including biomass from its vertically integrated Tilapia operations.

Further information on the 12th Shanghai International Franchise Exhibition can be found at http://www.chinafranchiseexpo.com.

About HQ Sustainable Maritime Industries, Inc.

HQ Sustainable Maritime Industries, Inc. is a leader in the production and marketing of functional, sustainable, biomass products focused on Tilapia aquaculture through vertically integrated operations. HQS practices cooperative farming of sustainable aquaculture, using all-natural enriched feeds. The Company produces and sells wholesale feed products as well as retail focused nutraceutical and health products, including “Omojo” branded health products through direct and franchise sales in China. Additionally, the Company produces and sells Lillian’s Healthy Gourmet Meals and other fish products in the United States. The Company conducts fish processing, production and sales with operations based in the island province of Hainan, in the South China Sea. The Company holds HACCP and GMP certification from the U.S. FDA and the EU Code assignment of quality, permitting its products to be sold in these international markets. It has also achieved the ISO 9001 quality management system standards certification and the ISO 22000 certification for quality in food safety. The Aquaculture Certification Council, Inc. certified that HQS tilapia farming and processing standards met Best Aquaculture Practices and Moody International Certification Ltd. The Company’s certified co-op farming and processing are in conformity with the new Global G.A.P., the Global Partnership for Good Agriculture Practice, standards for Tilapia. The Chinese government gave organic certification to the Company’s tilapia processing, production, labeling, marketing and management system. A new feed mill has been completed producing principally Tilapia feed and is capable of 100,000 MT annual production. In addition to headquarters in Seattle, HQS has operational offices in Wenchang, Hainan. The Company’s website is: http://www.hqfish.com.

Safe Harbor Statement

Certain statements in this press release, including statements regarding the future success of our “Omojo” franchise stores, the expansion of our health products retail stores throughout China and the growth of China’s consumer market for health products, may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “future,” “may,” “will,” “would,” “should,” “plan,” “projected,” “intend,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of HQ Sustainable Maritime Industries, Inc. to be materially different from those expressed or implied by such forward- looking statements. The Company’s future operating results are dependent upon many factors, including but not limited to the Company’s ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company’s control; and (iv) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under “Search for Company Filings.”